Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

March 6, 2024

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

Re:	Securities Being Registered under Registration Statement on Form S-8

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of (i) 1,913,181 additional shares (the “Plan Shares”) of Common Stock, $0.0001 par value per share (“Common Stock”), of TScan Therapeutics, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2021 Equity Incentive Plan (as amended by that Amendment No. 1 to the TScan Therapeutics, Inc. 2021 Equity Incentive Plan made effective as of June 13, 2023, the “2021 Plan”) and (ii) 478,295 additional shares (collectively with the Plan Shares, the “Shares”) of the Common Stock that may be issued pursuant to the Company’s 2021 Employee Stock Purchase Plan (collectively with the 2021 Plan, the “Plans”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

TScan Therapeutics, Inc.

March 6, 2024

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP